Exhibit 99.1

IMPORTANT NOTICE REGARDING BLACKOUT PERIOD
AND RESTRICTIONS ON YOUR RIGHTS TO TRADE
SCANA CORPORATION COMMON STOCK DURING THE BLACKOUT PERIOD
To:     All Directors and Executive Officers of SCANA Corporation
From:    Gina Champion, Corporate Secretary, SCANA Corporation, Mail Code D-133, 220 Operation Way, Cayce, SC 29033-3701
Date:     December 31, 2018
The purpose of this updated notice is to inform you that the SCANA Corporation Stock Fund (the “SCANA Stock Fund”) in the SCANA Corporation (“SCANA”) 401(k) Retirement Savings Plan (the “Plan”) will be entering a blackout period due to the merger (the “Merger”) of SCANA with a subsidiary of Dominion Energy, Inc. (“Dominion”). At 3:00 p.m., Eastern Time, on December 31, 2018: (a) the SCANA Stock Fund will close to new investments and (b) there will be a limited blackout period during which transactions in the SCANA Stock Fund will not be permitted. The blackout period is expected to end on January 4, 2019. The reason for the blackout period is to facilitate the conversion of SCANA common stock into Dominion common stock (and the replacement of the SCANA Stock Fund with the Dominion Energy, Inc. Stock Fund). During the blackout period, participants in the Plan will be unable to borrow or take distributions from their SCANA Stock Fund under the Plan, or direct or diversify any Plan investments in SCANA common stock.

As a director or executive officer of SCANA, this blackout of the SCANA Stock Fund has a direct impact on your ability to trade SCANA common stock regardless of whether you participate in the Plan or invest in SCANA common stock under the Plan.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, you - as a director or executive officer of SCANA - are prohibited during the blackout period from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of SCANA acquired in connection with your service as a director or employment as an executive officer - even if you are not a Plan participant. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Certain transactions are exempt from these trading prohibitions (such as qualified Rule 10b5-1 plan transactions, bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or officer). However, those exemptions are limited. If you hold both covered and non-covered securities, any sale or other transfer of securities by you during the blackout period will be treated as a transaction involving covered securities, unless you can identify the source of the transferred securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

We are required to provide you with this notice in order to comply with federal securities laws. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Key Dates for Prohibition from Trading in SCANA Corporation Common Stock:

The blackout period will commence at 3:00 p.m., Eastern Time, on December 31, 2018 and is expected to end on January 4, 2019 (though could be longer if necessary). While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout period is needed. Please contact the Corporate Secretary with any questions you may have regarding this notice, and please contact the Corporate Secretary to pre-clear any trades in SCANA common stock.